In connection with the securities offered from the registration  statement (File
No. 333-141879)  by means of this prospectus  supplement,  a filing fee of
$1,276.75,  calculated  in accordance  with  Rules 456(b)  and 457(r),  has been applied from Registration Statement No. 333-52601 with respect to $41,578,948.80 aggregate  offering price of the  securities  being  registered  (based on a per common share price of $52.20  estimated  solely for  purposes of  computing  the registration  fee on the basis of the  average of the high and low prices of the common shares as reported on the New York Stock Exchange on March 29, 2007.

                        Filed pursuant to Rule 424(b)(7)
                     Registration Statement No. 333-141879

Prospectus Supplement
To Prospectus Dated April 4, 2007

                              HOME PROPERTIES, INC.

                         796,704 Shares of Common Stock

                        _________________________________

     This prospectus  supplement  updates and supplements the prospectus of Home
Properties,  Inc.  (referred to as "Home Properties," "we" or "us"), dated April
3, 2007 (which we refer to as the prospectus).

     Our operating partnership,  Home Properties,  L.P., issued 796,704 units of limited partnership interest, or units, in three private transactions in partial or full  consideration  for the  acquisition  by the  operating  partnership  of apartment communities on October 4, 2006, February 15, 2007, and March 28, 2007.
Each unit is exchangeable  for the cash or one share of our common stock, at our option.  If we  elect to issue  shares  of our  common  stock  in  exchange  for operating  partnership units, the recipients of such common stock, whom we refer to as the  selling  securities  holders,  may  use  this  prospectus  supplement together  with our  prospectus  to resell  from  time to time the  shares of our common  stock.  We have  contractually  agreed to register  the shares of common stock  that we may  issue  to  them  upon  the  exchange  of  their  units.  Our registration  of the common  stock,  or the  listing of the  selling  securities holders  in this  prospectus  supplement,  does not  necessarily  mean  that the selling  securities  holders will exchange their operating  partnership units or offer or sell any of the common stock in the near future.  Each selling security holder has  contractually  agreed that,  for a period of one year  following the acquisition  by the operating  partnership of the apartment  community  formerly owned by such selling  securities holder, the selling securities holder will not exchange their  operating  partnership  units or sell any operating  partnership units or common stock for which such units may have been exchanged.

     The  holders  may from time to time offer and sell the common  stock on the
New York Stock  Exchange  or  otherwise  and they may sell the common  shares at market  prices  or at  negotiated  prices.  They may sell  the  common  stock in ordinary brokerage transactions,  in block transactions, in privately negotiated transactions,  pursuant  to  Rule 144  under  the  Securities  Act  of  1933  or otherwise.  If the holders sell the common stock through brokers, they expect to pay customary brokerage commissions and charges.

     We will not receive any of the proceeds when any selling  securities holder sells any of its common  stock.  However,  we have agreed to pay expenses of the registration.

     This prospectus supplements  information contained in the prospectus.  This prospectus supplement should be read in conjunction with the prospectus,  and is qualified by reference to the  prospectus.  This  prospectus  supplement  is not complete without,  and may only be delivered or utilized in connection with, the prospectus,  including any amendments or supplements thereto. The prospectus and this prospectus  supplement form a part of a registration  statement filed by us with the Securities and Exchange Commission.

     Our common stock is listed on the New York Stock  Exchange under the symbol
"HME."

     Investing in our common stock involves  various  risks.  See "Risk Factors"
beginning on page [1] of the prospectus.

     NEITHER THE  SECURITIES AND EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES
COMMISSION HAS APPROVED OR  DISAPPROVED  OF THESE  SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS  SUPPLEMENT.  ANY  REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus supplement,  together with the prospectus,  constitutes the offer of 796,704  shares of our common stock  issuable upon exchange of units by the selling securities holders.

                        _________________________________

             The date of this prospectus supplement is April 4, 2007

                           SELLING SECURITIES HOLDERS

     In three  transactions  October 4, 2006,  February 15, 2007,  and March 28,
2007,  the  operating  partnership  issued and sold 796,704 units to the selling securities  holders  in a  private  placement  transaction  in  partial  or full consideration  for the  acquisition  by the operating  partnership  of apartment communities  owned by the selling  securities  holders.  The selling  securities holders  may from  time to time  offer  and  sell  pursuant  to this  prospectus supplement  and the  prospectus  any and all of the shares of our  common  stock issuable upon exchange of the units.  Our  registration  of the shares of common stock issuable upon conversion of the units does not  necessarily  mean that the selling  securities  holders  will sell all or any of the shares of common stock underlying  their units. In connection with the  acquisitions  pursuant to which the units were  issued,  we agreed to  register  the shares of common  stock for resale by the holders.

     The  following  table sets forth  information  with  respect to the selling securities  holders and the units and common  stock  beneficially  owned by each selling  securities holder that may be offered from time to time by each selling securities holder pursuant to this prospectus supplement and the prospectus. The information in the table below is based on information  provided by or on behalf of the selling securities  holders on or prior to April 2,  2007, and may change over time. In particular,  the selling  securities  holders identified below may have sold,  transferred or otherwise disposed of all or a portion of their units since the date on which they provided to us information regarding their holdings in transactions exempt from the registration  requirements of the Securities Act of 1933.  The  selling  securities  holders  may offer all,  some or none of the common stock issuable upon exchange of the units.

     We have assumed for purposes of the table below that the selling securities holders  will  exchange  all of their units into shares of common stock and sell all of such shares of common stock  pursuant to this  prospectus  supplement and the prospectus, and that any other shares of our common stock beneficially owned by the selling securities holders will continue to be beneficially owned.

     The  percentage  of  common  stock   beneficially  owned  by  each  selling
securities  holder is based on 33,198,569  shares of common stock outstanding as of March 31, 2007.

     To our knowledge, none of the selling securities holders has, or within the past three years has had, any position,  office or other  material  relationship with us or any of our predecessors or affiliates.

                                                                          Maximum Number
                                                                           of Shares of
                                            Number of Shares of Common     Common Stock    Number of Shares of Common
                                             Stock Beneficially Owned     Being Sold in     Stock Beneficially Owned
        Selling securities holder            Prior to this Offering(1)    this Offering        After this Offering
        -------------------------            -------------------------    -------------        -------------------
                                               Number        Percent                          Number        Percent
                                               ------        -------                          ------        -------
James B. Adler Living Trust and Esthy Adler     5,562           *             5,562             0              *
Living Trust UA dated 7/25/83

David T. Askin, Successor Trustee UDT           1,033           *             1,033             0              *
dated 12/24/35 from Amalie W. Greif FBO
David L. Greif, II

Jonas Brodie                                   148,756          *            148,756            0              *

CPC, Inc.                                      22,418           *             22,418            0              *

Center Stage Asso.                              1,854           *             1,854             0              *

Helen Coplan                                    1,033           *             1,033             0              *

Estate of Roger M. Dalsheimer                   4,131           *             4,131             0              *

Manuel Dupkin, II                              38,053           *             38,053            0              *

Jonathan D. Eisner and Peter C. Greif,          1,033           *             1,033             0              *
Successor Trustees of the 1941 Leonard
Greif Trust FBO Dr. Roger Greif

Herbert S. Garten, Successor Trustee UDT        2,065           *             2,065             0              *
dated 12/24/35 from Amalie W. Greif FBO
Irvin Greif, Jr.

Jerome and Barbara R. Ginsberg, Joint           1,033           *             1,033             0              *
Tenants with Right of Survivorship

Geoffrey and Maureen Greif, Trustees             172            *              172              0              *
Jennifer Greif share Leonard Greif 1941
Trust FBO Geoffrey Greif

Geoffrey and Maureen Greif, Trustees Alissa      172            *              172              0              *
Greif share Leonard Greif 1941 Trust FBO
Geoffrey Greif

Stephen and Maggie Greif, Trustees Jessica       172            *              172              0              *
Greif share Leonard Greif 1941 Trust FBO
Stephen Greif

Stephen and Maggie Greif, Trustees Jason         172            *              172              0              *
Greif share Leonard Greif 1941 Trust FBO
Stephen Greif

George B. Hess, Jr. and Shale D. Stiller,       1,033           *             1,033             0              *
Trustees UW G.B. Hess, Sr. FBO Diane H.
Pelham Burn

George B. Hess, Jr.                             3,919           *             3,919             0              *

Stuart G. Israelson and Louis F. Friedman,      5,772           *             5,772             0              *
Co-Trustees The Max R. Israelson Family
Trust FBO Stuart G. Israelson

Stuart G. Israelson and Louis F. Friedman,      5,772           *             5,772             0              *
Co-Trustees The Max R. Israelson Family
Trust FBO Wendy I. Carroll

S. Kann Sons Co.                               13,611           *             13,611            0              *

Douglas G. Lamm                                  516            *              516              0              *

Andrea Levine and Ian Elvins, Successor         1,403           *             1,403             0              *
Trustees for Diane M. Rothschild U/A
dated 8/5/68

Bruce A. Littman Trust u/a dated 6/12/91        2,887           *             2,887             0              *

Rita J. Lowenstein                              1,033           *             1,033             0              *

Mercantile Safe Deposit E. and C.               1,033           *             1,033             0              *
Zamoiski, Jr. Trustees UDT 6/27/97 Adele
Levi

Anne D. Milch and Sandra P. Gohn, Trustees      1,549           *             1,549             0              *
Child's Appointive Trust B UW Roger
Dalsheimer FBO David Roger Dalsheimer

Anne D. Milch, Jonathan D. Eisner and           1,549           *             1,549             0              *
John T. Faulkingham, Trustees Child's
Appointive Trust B U/W Roger M.
Dalsheimer FBO Anne D. Milch

Marguerite M. Owens and John B. Owens,          7,839           *             7,839             0              *
Trustees U/A dtd 1/26/73 for John B. Owens

Babette H. Rosenberg Trust                      1,033           *             1,033             0              *

Stanford Z. Rothschild, Jr. Trustee of          4,131           *             4,131             0              *
Residuary Trust of S.Z. Rothschild, Sr.

Stanford Z. Rothschild, Jr. Trustee             3,919           *             3,919             0              *
Curtis L. Lowell Jr. Settlor Trust U/I/D
6/12/90

Stanford Z. Rothschild, Jr. Trustee for          370            *              370              0              *
Ellen Rothschild U/A dated 8/5/68

Stanford Z. Rothschild, Jr. Trustee              556            *              556              0              *
William P. Stone III Irrevocable Trust

Stanford Z. Rothschild, Jr. Trustee              556            *              556              0              *
Daniel A.R. Stone Irrevocable Trust

Stanford Z. Rothschild, Jr. and Frederick       3,455           *             3,455             0              *
Steinmann, Trustees Randolph S.
Rothschild Trust U/W FBO Adrien Rothschild

Stanford Z. Rothschild, Jr. and Frederick       3,455           *             3,455             0              *
Steinmann, Trustees Randolph S.
Rothschild Trust U/W FBO Amalie R.
Rothschild

Carol and Sheldon Sandler, Trustees Jean         172            *              172              0              *
Sandler share Leonard Greif 1941 Trust
FBO Carol Sandler

Carol and Sheldon Sandler, Trustees              172            *              172              0              *
Jonathan Sandler share Leonard Greif 1941
Trust FBO Carol Sandler

Slade Inc.                                     43,392           *             43,392            0              *

Barbara G. and Harvey B. Steinman, Joint        1,033           *             1,033             0              *
Tenants with Right of Survivorship

Shale D. Stiller and George H. Dalsheimer,      3,098           *             3,098             0              *
Trustees U/D Simon Dalsheimer dated
4/21/32

Susan L. Temkin                                  516            *              516              0              *

Leonard Whitehouse                              1,960           *             1,960             0              *

Trust under Indenture of Ben Solondz for       89,619           *             89,619            0              *
Benefit of Doris S. Casper

Trust under Indenture of Ben Solondz for       89,619           *             89,619            0              *
Benefit of Helen B. Shane

Philip J. Solondz Trust                        59,746           *             59,746            0              *

Daniel Solondz                                 59,746           *             59,746            0              *

Julia S. Weinstein Living Trust                59,746           *             59,746            0              *

Richard N. Dubin and Elizabeth A. Dubin,       26,953           *             26,953            0              *
as tenants by the entireties

Louis M. Dubin                                  8,368           *             8,368             0              *

Robin Dubin Avram                               8,368           *             8,368             0              *

Trust FBO Robert S. Mattie, Jr.                 9,677           *             9,677             0              *

Trust FBO Thomas T. Mattie                      9,677           *             9,677             0              *

Ann Lind-Mattie                                 4,839           *             4,839             0              *

Nancy M. Zirkin                                26,953           *             26,953            0              *

_________________________
*  Less than 1.0%
(1)      Assumes exchange of all units held for shares of common stock.

                              PLAN OF DISTRIBUTION

     Selling  securities  holders  may use this  prospectus  supplement  and the prospectus in connection with resales of the shares of common stock they receive upon exchange of their operating  partnership units.  Selling securities holders may be deemed to be  underwriters  in connection with the securities they resell and any  profits  on the sales may be deemed to be  underwriting  discounts  and commissions under the Securities Act of 1933, as amended. The selling securities holders will receive all the proceeds from the sale of the  securities.  We will not receive any proceeds from sales by selling securities holders.

     The selling  securities  holders may sell the securities being offered,from time to time:

          o    through agents to the public or to investors;

          o    directly to investors in market transactions or block sales; or

          o    through a combination of any of these methods of sale.